Exhibit 10(j)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT  (this “Agreement”) is made and entered into as of the  17th day of October, 2007 (“Effective Date”), by and between Transaction Applications Group, Inc., a Nebraska corporation (“TAG”), and Legacy Marketing Group, Inc., a California corporation (“LMG”).

BACKGROUND.  LMG provides third party administrative services for life insurance carriers (the “Business”).  LMG desires to exit the Business and transition to TAG the third party administration services that LMG currently provides and the employees who provide them. Toward this end, LMG wishes to sell to TAG, and TAG wishes to purchase from LMG, certain rights, properties and assets owned or held by LMG and used in the operation of the Business, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE,  in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and intending to be legally bound hereby, LMG and TAG agree as follows:

ARTICLE I

PURCHASE OF ASSETS

1.1

Purchase of Assets.  LMG agrees to sell, transfer, assign, and deliver to TAG the tangible and intangible rights, properties and assets identified in Exhibit A (the “Assets”), and TAG agrees to purchase and take the Assets, on the terms and subject to the conditions set forth in this Agreement.

1.2

No Assumed Liabilities.  TAG will not assume or have any obligation with respect to, and LMG shall retain and fully discharge when due, all direct or indirect debts, obligations, and liabilities of LMG of any nature, whether absolute, accrued, contingent, liquidated, or otherwise, and whether due or to become due, asserted, or unasserted, known or unknown (collectively, “Liabilities”).  For clarity, the foregoing shall not affect TAG’s obligation to reimburse LMG for the costs specifically identified in the TAG Documents as reimbursable by TAG (e.g., salary and benefits for Transitioned Personnel during the Secondment Period as provided in Section 4.1(d)) under the terms and conditions set forth therein.

1.3

Consideration.  As consideration in full for the acquisition of the Assets from LMG, TAG will pay LMG $41,610 (the “Purchase Price”).

1.4

Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement took place on the Effective Date, upon execution of this Agreement and the delivery of the consideration, documents and instruments referenced herein.

1.5

Closing Actions and Deliveries.  At the Closing, the following actions and deliveries took place:

(a)

TAG and LMG executed and delivered this Agreement;

(b)

TAG paid the Purchase Price to LMG;

(c)

LMG executed and delivered to TAG a Bill of Sale conveying the Assets to TAG, substantially in the form of Exhibit B;

(d)

TAG executed administrative services agreements or their equivalent (the “New Customer Contracts”) with each of the following LMG customers (the “New Customers”) pursuant to which TAG will provide TPA Services with respect to the approximate number of policies stated: (i) American National Insurance Company (21,500 policies), (ii) Americom Life and Annuity Insurance Company (5,000 policies), (iii) Investors Insurance Corporation (17,000 policies), (iv) Transamerica Life Insurance Company (28,000 policies), and (v) Conseco Insurance Company and Washington National Insurance Company (6,000 policies), each such New Customer Contract containing terms and conditions acceptable to TAG and the respective New Customer;

(e)

Unless waived by LMG, LMG terminated or executed amendments to its administrative services agreements with each of the New Customers eliminating the TPA Services from the scope of services to be provided by LMG thereunder;

(f)

TAG and LMG executed and delivered separate subcontractor agreements (“Subcontracts”) for each of the following LMG customers (“Terminated Customers”) under which TAG will provide TPA Services as a subcontractor of LMG: (i) John Hancock Life Insurance Company, (ii) Allianz Life Insurance Company, and (iii) Aviva plc (successor in interest to AmerUS Group Co. and IL Annuity and Insurance Company), substantially in the form of, collectively, Exhibit C;

(g)

LMG’s parent corporation, Regan Holding Corp. (“RHC”), and TAG’s parent corporation, Perot Systems Corporation (“PSC”), executed and delivered a lease (the “Lease”), substantially in the form of Exhibit D, for the real property at 25 Legacy Drive NW, Rome, Georgia (the “Real Property”);

(h)

TAG and LMG executed and delivered an Administrative Services and Teaming Agreement, substantially in the form of Exhibit E;

(i)

TAG and LMG executed and delivered a Licensing and Hosting Agreement, substantially in the form of Exhibit F;

(j)

TAG, LMG and Computer Sciences Corporation executed and delivered a nondisclosure and non-use agreement, substantially in the form of Exhibit G;

(k)

Each of RHC, Lynda Pitts and R. Preston Pitts executed and delivered a Non-competition Agreement, substantially in the form of Exhibit H;

(l)

PSC executed and delivered a guaranty of TAG’s obligations under the TAG Documents, substantially in the form of Exhibit I;

(m)

RHC executed and delivered a guaranty of LMG’s obligations under the LMG Documents, substantially in the form of Exhibit J; and

(n)

LMG delivered a certificate from the Secretary of State of Georgia to the effect that it is in good standing and existing in that state.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF LMG

LMG represents and warrants to TAG as follows:

2.1

Organization.  LMG is a corporation duly organized, validly existing and in good standing in the states of Georgia and California.  LMG has full power to own its property and equipment and to conduct its business as presently conducted.  LMG is duly qualified or licensed to do business in each others jurisdiction in which LMG owns, leases, or operates the Assets or Business.

2.2

Authority.  LMG and RHC have all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and all other agreements and instruments contemplated hereby to be executed and delivered by LMG and RHC, as applicable, (the “LMG Documents”) and to perform their respective obligations hereunder and thereunder.  The execution, delivery and performance by LMG and RHC, as applicable, of this Agreement and the LMG Documents have been duly authorized by all necessary action, corporate or otherwise, by LMG and RHC,  and this Agreement and the LMG Documents have been duly executed and delivered and are legal, valid and binding agreements of LMG and RHC, as applicable, enforceable against LMG and RHC in accordance with their respective terms.

2.3

Title.  The  Assets are owned solely by LMG, and LMG has good and marketable title to the Assets, free and clear of any Liabilities, obligations, liens, pledges, claims, security interests, encumbrances or contingencies of any nature (collectively, “Liens”).  The execution and delivery of this Agreement and the LMG Documents are sufficient to convey to and vest in TAG good and marketable title to the Assets.

2.4

Financial Statements.

(a)

Attached as Exhibit O are true and complete copies of (i) the unaudited balance sheet of LMG (the “Latest Balance Sheet”) as of August 31, 2007 (the “Latest Balance Sheet Date”) and the related unaudited statements of operations and cash flow for the eight  (8) months then ended and (ii) the unaudited balance sheets of LMG as of December 31, 2006 and the related unaudited statements of operations and cash flow for the twelve (12) month periods then ended (collectively, the “Financial Statements”).

(b)

The Financial Statements present fairly the financial condition of LMG at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with generally accepted accounting principles, consistently applied.  The Financial Statements do not contain any items of a special or nonrecurring nature except as expressly stated therein. The Financial Statements have been prepared from the books and records of LMG, which accurately and fairly reflect all the transactions of, acquisitions and dispositions of assets by, and incurrence of Liabilities by, LMG.

2.5

Absence of Material Adverse Change.  Since the Latest Balance Sheet Date, there has not been:  (a) any material adverse change in the condition (financial or otherwise), results of operations, business, prospects, assets or Liabilities of LMG or with respect to the manner in which LMG conducts the Business; (b) any breach or default (or event that with notice or lapse of time would constitute a breach or default), termination or threatened termination under any material agreement to which LMG is a party; (c) any material theft, damage, destruction or casualty loss affecting the Assets, whether or not covered by insurance; (iv) any sale, assignment or transfer of any of the Assets; or (d) any agreement or understanding to do or resulting in any of the foregoing.

2.6

Governmental Consents.  No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (collectively, a “Governmental Body”) or any individual, corporation, partnership or other entity (collectively with Governmental Bodies, a “Person”) is required on the part of LMG in connection with the transfer of any Assets or the Business to TAG or any of the other transactions contemplated by the LMG Documents.

2.7

Compliance.  LMG, in connection with its conduct of the Business, is in compliance in all material respects with, and has at all times relevant to this Agreement complied in all material respects with, all applicable statutes, laws, ordinances, decrees, orders, rules or regulations of any Governmental Body (collectively, “Laws”).  To LMG’s knowledge, its use, operation and maintenance of the Assets is not in violation or contravention of, any applicable Laws.  LMG owns or possesses from each appropriate Governmental Body all right, title, and interest in and to all permits, licenses, authorizations, approvals, quality certifications, franchises, or rights (collectively, “Permits”) issued by any Governmental Body necessary to conduct the Business.  No loss or expiration of any such Permit is, on account of the transactions contemplated by this Agreement or otherwise, pending or, to LMG’s knowledge, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof of Permits that may be renewed in the ordinary course of business without lapsing.

2.8

No Violation.  The execution and delivery of this Agreement and the LMG Documents and the consummation of the transactions contemplated hereby or thereby will not conflict with or result in the breach of any term or provision of, or constitute a default under, or result in the creation of, any Lien upon the Assets pursuant to, or give any third party the right to accelerate any obligation under, any charter provision, bylaw, agreement, indenture, deed of trust, instrument, or Law to which LMG or RHC is a party or by which LMG, RHC or any of the Assets is in any way bound.

2.9

Litigation; Investigations.  There are no pending or threatened, lawsuits, administrative proceedings or investigations by any Governmental Body or Person against LMG relating to the Assets or the Business, nor, to LMG’s knowledge, is there any basis �herefore.  Neither LMG nor RHC is subject to any judgment, order, writ, injunction or decree relating to any of the Assets or the business or financial condition of LMG.

2.10

No Other Agreements.  Neither LMG nor RHC has entered into any agreement, commitment or understanding with any other Person with respect to the sale, transfer, lease, ownership or disposition of all or any portion of the Assets.

2.11

Liabilities.  The costs and other information that LMG has provided to TAG with respect to the costs specifically identified in the TAG Documents as reimbursable by TAG (e.g., salary and benefits for Transitioned Personnel during the Secondment Period) is true, complete and correct in all material respects and does not omit any costs necessary to make the information provided by LMG, under the circumstances, not misleading.  LMG is able to pay all of its outstanding Liabilities related to the Business as they come due.

2.12

Contracts.  LMG has performed all of its obligations under each of its agreements with the New Customers and Terminated Customers.  To LMG’s knowledge, there exists no material breach or default (or event that with notice or lapse of time would constitute a material breach or default) under any such agreement.  There has been no termination or notice of default or, to the knowledge of LMG and RHC, any threatened termination under any such agreement; and no consent of any Person is required in connection with the transactions contemplated by this Agreement and the execution of the New Customer Contracts and Subcontracts.

2.13

Taxes.  LMG has timely paid all Taxes currently due and payable by LMG.  No notice of any proposed Tax deficiency, assessment or levy has been received by LMG that has not been fully resolved.

2.14

Equipment and Real Property.  The Real Property and all equipment and machinery included in the Assets are in good condition, ordinary wear and tear excepted, and are sufficient to allow the Business to be conducted by TAG after the Effective Date substantially as conducted by LMG prior to the Effective Date, without major additions or repairs.  The Real Property is zoned for a classification that permits the continued and future use of the Real Property in the manner currently used by LMG.  The existing use of the Real Property by LMG complies in all material respects with all applicable laws, ordinances and regulations related to zoning and land use.  Improvements included in the Assets were constructed, and all operations thereon remain, in compliance in all material respects with all applicable laws, statutes, regulations, codes, covenants, conditions and restrictions affecting the Real Property or any part thereof.  No Person has any right to acquire, use or occupy any part of the Real Property.

2.15

Employee Matters.  Set forth in Exhibit K are the current title and compensation and date and amount of last increase in compensation for each Transitioned Personnel.  LMG has no collective bargaining, union, or labor agreements, contracts, or other arrangements with any labor union or employee representative representing any Transitioned Personnel, or any group of employees of which any Transitioned Personnel is a part, and there is no organization effort currently being made or, to LMG’s knowledge, threatened by or on behalf of any labor union with respect to any Transitioned Personnel.

2.16

Competing Interests.  None of LMG, RHC or any Affiliate of LMG (or to LMG’s knowledge, any director or executive employee of the foregoing) owns, directly or indirectly, an interest in any Person that has material business dealings with LMG or is engaged in a business that competes with the Business.

2.17

Intellectual Property Rights.  LMG owns or has the right to use, without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, all  patents, trademarks, service marks, trade names, and copyrights, and applications for and licenses (to or from LMG) with respect to any of the foregoing and other computer software and software licenses, intellectual property, proprietary information, trade secrets, trademarks, trade names,  inventions, processes, know-how, formulas, customer lists, technology, data, works of authorship,  drawings and designs used in or necessary for the operation of the Business including the Licensed Assets as well as the “LMG Tools,” “CSC Software” and “Other Third Party Software” identified in, and licensed to TAG under, the Licensing and Hosting Agreement (collectively, “Intellectual Property”).  LMG is not obligated to pay any license or maintenance fee, royalty or other consideration to any Person in connection with the use of any Intellectual Property in the Business.  There is no pending or, to LMG’s knowledge, threatened infringement, interference, opposition, or similar action, suit, or proceeding by or against LMG or the Assets relating to the Intellectual Property used in the Business or necessary in connection with the operation of the Business, nor, to LMG’s knowledge, is there any basis �herefore.  To LMG’s knowledge, no other Person is infringing the rights of LMG in any of its Intellectual Property used in or necessary for the operation of the Business.  The Assets include adequate licenses or other rights to use all Intellectual Property used by the LMG or necessary in connection with the operation of the LMG’s business.

2.18

No Misrepresentations and Disclosure Schedule.  The representations, warranties and statements made by LMG and RHC in this Agreement (including the Disclosure Schedule hereto) are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.  Notwithstanding the foregoing or anything else to the contrary, the representations and warranties of LMG in this Article III are made subject to, and qualified by, the disclosures set forth in Exhibit N (the “Disclosure Schedule”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TAG

TAG represents and warrants to LMG as follows:

3.1

Organization.  TAG is a corporation duly organized, validly existing, and in good standing under the laws of Nebraska.

3.2

Authority.  TAG and PSC have all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and all other agreements and instruments contemplated hereby to be executed and delivered by TAG and PSC, as applicable, (the “TAG Documents”) and to perform their respective obligations hereunder and thereunder.  The execution, delivery and performance by TAG and PSC, as applicable, of this Agreement and the TAG Documents have been duly authorized by all necessary action, corporate or otherwise, by TAG and PSC, as applicable, and this Agreement and the TAG Documents have been duly executed and delivered and are legal, valid and binding agreements of TAG and PSC, as applicable, enforceable against TAG and PSC in accordance with their respective terms.

3.3

No Violation.  The execution, delivery, and performance of TAG Documents by TAG will not conflict with or result in the breach of any term or provision of, or violate, or constitute a default under any charter provision or bylaw or under any material agreement, instrument, order, law, or regulation to which TAG is a party or by which TAG is in any way bound or obligated.

ARTICLE IV

CERTAIN COVENANTS AND AGREEMENTS

4.1

Transitioned Personnel.

(a)

Within fifteen (15) days after the Effective Date, TAG will offer employment with TAG to the LMG employees identified in Exhibit K (“Transitioned Personnel”).  All offers of employment shall be (i) in accordance with TAG’s standard conditions, including background checks and drug tests, (ii) for employment at will with TAG in positions comparable to those held by such employees at LMG, (iii) with initial base wages or salaries, and employee benefits that, in the aggregate, are comparable to that paid or provided to such personnel as of the date of such offers, (iv) consistent with the terms of employment set forth in Exhibit K, and (v) for employment commencing on a date determined by TAG but, unless otherwise agreed by the parties, not later than January 1, 2008. LMG will cooperate with TAG in connection with such offers and the transition of the Transitioned Personnel to TAG.  Without limitation, subject to applicable Law, TAG will have reasonable access to the facilities and (subject to the employee’s execution of an appropriate authorization form) personnel records (including performance appraisals, disciplinary actions and grievances) of LMG for the purpose of preparing for and conducting employment interviews with all Transitioned Personnel.  LMG will not make any representations or other statements to the Transitioned Personnel relating to the terms of their employment by TAG.

(b)

It is understood and agreed that (i) TAG’s obligations under this Section 4.1 do not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of TAG to a post-Effective Date employment relationship of any fixed term or duration, (ii) employment offered by TAG is “at will” and may be terminated by TAG or by an employee at any time, with or without notice, and with or without any reason, and (iii) nothing in this Agreement prevents or restricts the right of TAG to terminate, reassign, promote, demote, or take any other employment action against any of the Transitioned Personnel after the Effective Date or to change adversely or favorably the responsibilities, locations, salaries, other compensation or (subject to Exhibit K) terms or conditions of employment of such employees.

(c)

Between the Effective Date and the earlier of the date they commence full-time employment with TAG (the “Hire Date”) or the last day of their full-time employment with LMG (the “Secondment Period”), the Transitioned Personnel shall be seconded to, and work under the direction of, TAG.  During the Secondment Period, the Transitioned Personnel shall devote their efforts solely to the performance of the TPA Services and such other activities as TAG may request but will remain employed by LMG.  Notwithstanding the terms of employment between the Transitioned Personnel and LMG, while performing such TPA Services and activities, the Transitioned Personnel shall be under the complete supervision, direction and control of TAG.  LMG shall retain no right to supervise, direct or control the Transitioned Personnel with respect to their performance of such TPA Services and activities and TAG shall be responsible for the Transitioned Personnel performance of the TPA Services.   LMG shall make the Transitioned Personnel available for the Secondment Period.  If the secondment of a Transitioned Personnel is terminated or temporarily suspended by LMG for any reason prior to the end of the Secondment Period for such employee, TAG and LMG shall meet and TAG shall determine whether or not to backfill the position vacated by the Transitioned Personnel.

(d)

TAG will reimburse LMG for (i) the reasonable actual salary and direct benefits, consistent with past practice, paid to or on behalf of the Transitioned Personnel during the Secondment Period up to a limit of $842,000 per quarter, pro-rated for the number of days in the Secondment Period), and (ii) any retention bonuses, salary increases (including for replacement personnel) or other changes authorized or approved by TAG.

(i)

LMG shall exercise commercially reasonable efforts to minimize such costs and, as a condition to TAG’s reimbursement obligations, shall provide such detail and documentation as TAG may reasonably request.  Any changes to the salary or benefits for the Transitioned Personnel during the Secondment Period shall require the prior written approval of TAG.  Such approval shall not be unreasonably withheld.

(ii)

LMG will invoice TAG monthly for its reasonable estimate of the amount due under this Section 4.1(d) for that month and TAG shall make payment within twenty (20) days after receipt of LMG’s invoice.  The first such invoice shall be delivered within five (5) days after the Effective Date and shall cover the period between the Effective Date and October 31, 2007.  LMG shall reconcile the actual reimbursable costs incurred by TAG for the applicable month with such estimate in the invoice for the next month.  Any amount not paid when due will thereafter bear interest at the rate of one percent (1%) per month.

(e)

As of the Effective Date, LMG shall release or cause to be released any Transitioned Personnel from any notice requirements, non-competition or other restrictive covenants under which they may be bound by LMG or its Affiliates that would restrict, prevent, delay, limit, impose any condition on or in any way interfere with any such Person (i) becoming an employee of TAG, (ii) performing the TPA Services on behalf of TAG or competing with LMG and its Affiliates in connection with the operation of the Business by TAG, or (iii) devoting his or her full time, talents and efforts to TAG and the Business after the Effective Date.

(f)

LMG shall remain responsible for (i) the payment or provision of all wages, benefits (including 401(k) matching) and other remuneration due to or for its employees with respect to their services as employees of LMG, (ii) the cost of any retention, stay, severance or other similar compensation promised to the Transitioned Personnel by LMG, (iii) all federal and state income tax withholding, social security taxes, and unemployment insurance applicable to such Transitioned Personnel as employees of LMG, (iv) any workers’ compensation, health or disability insurance, retirement and other benefits to which such personnel may be entitled, and (v) any notice and/or payments to employees required under applicable Law.  For clarity, the foregoing shall not affect TAG’s obligation to reimburse LMG for the costs specifically identified in the TAG Documents as reimbursable by TAG (e.g., salary and benefits for Transitioned Personnel during the Secondment Period) under the terms and conditions set forth therein.

(g)

If the employment of any Transitioned Personnel is terminated within sixty (60) days of the Hire Date, LMG shall reimburse TAG for any amounts paid the departing employee for paid time off (vacation/ sick leave) on account of TAG’s providing credit for combined years of service with LMG.

4.2

No Billing under New Customer Contracts.  LMG shall not invoice or receive any amounts under the New Customer Contracts for services or work to be performed by TAG on or after the Effective Date.  The parties shall cooperate and provide the other party with such information as it may reasonably request in order to coordinate invoicing by the parties and avoid double-billing.

4.3

Reimbursement of Certain LMG TPA Licensure Costs.  TAG will reimburse LMG for the reasonable actual costs paid to third parties by LMG for the licenses, insurances and registrations set forth in Exhibit L; provided (a) such costs pertain only to the period between the Effective Date and the earlier of October 17, 2008 or the effective date of termination of the last Subcontract, and (b) the total of such costs does not exceed $36,000. LMG shall exercise commercially reasonable efforts to minimize such costs and, as a condition to TAG’s reimbursement obligations, shall provide such detail and documentation as TAG may reasonably request.  Any changes to such licenses, insurances and registrations during this period shall require the prior written approval of TAG.

4.4

PSC Guaranty of TPA Bonds.  If The Hartford will not re-issue the surety bonds listed in Exhibit L that LMG is required to maintain under applicable Laws in order to provide third party administrative services to the Terminated Customers between the Effective Date and the earlier of October 17, 2008 or the effective date of termination of the last Subcontract, TAG will cause PSC to act as a guarantor of such bonds, provided (a) the maximum potential amount of PSC’s liability hereunder shall not exceed $1,450,000 and (b) LMG will comply with reasonable requests of TAG intended to reduce the likelihood of a loss for which such bonds or PSC’s guaranty might apply.

4.5

Licensed Assets.

(a)

LMG hereby grants to TAG an exclusive, perpetual, irrevocable, royalty-free, fully paid-up, transferable right and license, with the right to sublicense, to use, reproduce, modify, create derivative works based on, store on its servers, display, perform, promote, market, distribute, offer for sale and sell, permit the online use of or otherwise use the software, tools and other assets used by LMG in the operation of the Business or performance of the TPA Services (the “Licensed Assets”) including  any such the software, tools and other assets identified in Exhibit M.  Notwithstanding the foregoing, the Licensed Assets shall not include the “LMG Tools,” “CSC Software” and “Other Third Party Software” identified in, and licensed to TAG under, the Licensing and Hosting Agreement.

(b)

TAG shall not sell or sub-license the Licensed Assets as a “stand-alone” or separately licensed product.

(c)

With respect to any Licensed Assets that are leased or licensed by LMG from a third party or to which a third party has any Intellectual Property rights or other interest, LMG shall authorize all access to and/or use all such Licensed Assets for the sole purpose of providing the TPA Services. LMG shall be responsible for obtaining all required consents or approvals in connection with such Licensed Assets.  As between the Parties, LMG will retain all of its right, title and interest in and to the Licensed Assets.

(d)

TAG will provide LMG with reasonable prior notice of any material changes made by TAG to the database for the version of the STAR software that is being used to provide services for the LMG business.

4.6

Customer and Other Business Relationships  After the Effective Date, LMG will cooperate with TAG in its efforts to continue and maintain for the benefit of TAG those business relationships of LMG existing prior to the Effective Date and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others.  LMG shall not take any action that would tend to diminish the value of the Assets after the Effective Date or that would interfere with the Business after the Effective Date, including disparaging the name or business of TAG.

4.7

Tax Matters.

(a)

Except as set forth in Section 4.7(c) below, LMG shall be solely responsible for all Taxes relating to the Assets and the Business for all periods (and portions thereof) ending on or before the Effective Date, or arising from the consummation of the transactions contemplated by this Agreement, and shall indemnify and hold harmless TAG with respect thereto.

(b)

Except as set forth in Section 4.7(c), TAG shall be solely responsible for all Taxes relating to the Assets and the Business for all periods (and portions thereof) beginning after the Effective Date, and shall indemnify and hold harmless LMG with respect thereto.

(e)

All income, excise, transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transfer of the Assets to TAG shall be paid by LMG when due.  TAG and LMG shall cooperate to obtain all available exemptions from the foregoing Taxes.

4.8

Payment of Excluded Liabilities  In addition to payment of Taxes pursuant to Section 4.7, LMG shall pay, or make adequate provision for the payment, in full of all of the Liabilities of LMG or its Affiliates relating to the Business. If any such excluded Liabilities are not so paid or provided for, or if TAG reasonably determines that failure to make any payments will impair TAG’s use or enjoyment of the Assets or conduct of the Business, TAG may, at any time after the Effective Date and after giving LMG at least ten (10) days’ prior written notice, elect to make any such payments directly (but shall have no obligation to do so) and then be reimbursed for such payments by LMG or else set off and deduct the full amount of all such payments from any future payment due to LMG under this Agreement or any of the other LMG Documents.

4.9

Nondisclosure.  LMG acknowledges and agrees that the confidential or proprietary information of LMG used in the operation of the Business is a valuable asset constituting part of the Assets and will be owned exclusively by TAG.  For clarity, such confidential or proprietary information does not include information relating to the products offered by LMG and other portions of its business that are not part of the Business.  LMG shall treat, and shall use reasonable efforts to cause its representatives to treat, such information, together with any information that is subject to obligations of confidentiality under applicable Law or the terms of LMG’s existing agreements with the New Customers or Terminated Customers and any other confidential information furnished to it by TAG (collectively, “Confidential Information”), as confidential and not to make use of the Confidential Information for its own purposes or for the benefit of any other Person other than TAG after the Effective Date.  LMG agrees to comply with the confidentiality and similar obligations under LMG’s existing agreements with the New Customers or Terminated Customers.  Without limiting the generality of the foregoing, LMG expressly acknowledges and agrees that the material terms of this Agreement constitute Confidential Information, and, in any event, unless otherwise publicly disclosed by TAG, LMG shall not disclose such terms to any Person, except to the extent required by Law, in which case TAG will be given as much advance notice as reasonably possible with respect to the nature of such required disclosure.  Notwithstanding anything to the contrary herein, each party to this Agreement may disclose to any and all Persons the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment or tax structure.  The parties intend that the foregoing exception to the parties’ confidentiality obligations will be as narrowly construed as Reg. § 1.6011-4 of the U.S. Income Tax Regulations is narrowly construed from time to time.  It is not the intent of the parties that the foregoing provision be interpreted to permit the disclosure of confidential information other than the specific subset of tax treatment and tax structure information that is the intended subject by Reg. § 1.6011-4 of the U.S. Income Tax Regulations.

4.10

Non-Competition.

(a)

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LMG agrees that, during the period beginning on the Effective Date and ending on the later of (i) five (5) years after the Effective Date or (b) the date that is one (1) year after the expiration or termination of the Administrative Services and Teaming Agreement, neither LMG nor any of its Affiliates will, directly or indirectly:

(i)

solicit or perform TPA Services for any Person; provided that the foregoing shall not prohibit LMG or an Affiliate from performing the services specifically described as being an exception to this Section 4.10 in the Disclosure Schedule, or

(ii)

solicit or hire the employees of TAG, PSC or their Affiliate with whom LMG or such Affiliate came into contact in connection with the activities contemplated by the LMG Documents; provided that (A) the foregoing prohibition shall extend for one (1) year after the termination of the employee’s employment by TAG, PSC or their Affiliate unless otherwise agreed by the parties and (B) neither the publication of classified advertisements in newspapers, periodicals, Internet bulletin boards, or other publications of general availability or circulation nor the consideration and hiring of persons responding to such advertisements shall be deemed a breach of this provision unless the advertisement and solicitation is undertaken as a means to circumvent or conceal a violation of this provision.

For purposes of this Agreement, the phrase “directly or indirectly” shall mean to engage directly or to have an interest, directly or indirectly, in any capacity, including as owner, partner, shareholder, director, officer, employee, independent contractor, capital investor, or lender, (other than as the holder of less than five percent (5%) of the outstanding stock of a publicly-traded corporation), either alone or in association with others.

(b)

LMG acknowledges and agrees that TAG would be irreparably harmed by any violation of the restricted covenant set forth in Section 4.10(a) and that, in addition to all other rights and remedies available to TAG at law or in equity, TAG will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation.  If LMG or any of its Affiliates violates Section 4.10(a), the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that such violation began until such violation permanently ceases.

(c)

LMG represents to TAG that it is willing and able to engage in businesses that are not restricted pursuant to this Section 4.10 and that enforcement of the restrictive covenant set forth in this Section 4.10 will not be unduly burdensome to LMG.  LMG acknowledges that its agreement to the restrictive covenant set forth in this Section 4.10 is a material inducement and condition to TAG’s willingness to enter into this Agreement, to consummate the transactions contemplated thereby and to perform its obligations thereunder.  LMG acknowledges and agrees that the restrictive covenant and remedies set forth in this Section 4.10 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of the Business and TAG.

4.11

Set-Off.  With respect to any amount to be paid or reimbursed by TAG or PSC hereunder or under the LMG Documents that are not paid or reimbursed when due, TAG and/ or PSC may, upon ten (10) days prior notice, set off against such amount any amount that LMG is obligated to pay or credit to TAG or PSC hereunder or under the LMG Documents.  For clarity, the foregoing shall not apply to, and TAG and PSC shall not seek to set-off against, commission payments to be paid to LMG producers and agents and other amounts held by TAG in its administrative capacity under the New Customer Contracts and Subcontracts.

ARTICLE V

INDEMNIFICATION

5.1

Indemnification of TAG.  Notwithstanding any investigation or knowledge by TAG or its representatives, LMG will indemnify, defend and hold TAG, its Affiliates and their respective directors, officers, employees, and agents (collectively, the “TAG Parties”) harmless from any and all Liabilities, obligations, claims, losses, contingencies, damages, costs, and expenses, including all court costs and reasonable attorneys’ fees (collectively, “Losses”), that any TAG Party may suffer or incur as a result of or relating to:

(a)

the breach of any representation or warranty made by LMG in this Agreement or any LMG Document or any allegation by a third party that, if true, would constitute such a breach;

(b)

the breach of any covenant or agreement made by LMG in this Agreement or any LMG Document or any allegation by a third party that, if true, would constitute such a breach; and

(c)

any liability or obligation of LMG or that otherwise accrues or arises out of the operation or use of the Assets on or prior to the Effective Date including, but not limited to, any liability imposed by any taxing authority upon, or with respect to, LMG or the Assets as a result of the transactions contemplated hereby, or LMG’s use or operation of the Assets on or prior to the Effective Date, including, but not limited to, sales taxes or taxes imposed under successor liability statutes or rules.

(d)

any Liability that arises out of LMG’s existing agreements with the New Customers or Terminated Customers.

For clarity, the foregoing shall not affect TAG’s obligation to reimburse LMG for the costs specifically identified in the TAG Documents as reimbursable by TAG (e.g., salary and benefits for Transitioned Personnel during the Secondment Period) under the terms and conditions set forth therein.

5.2

Indemnification of LMG.  Notwithstanding any investigation or knowledge by LMG or its representatives, TAG will indemnify, defend and hold LMG, its Affiliates and their respective directors, officers, employees, and agents (collectively, the “LMG Parties”) harmless from any and all Losses that any LMG Party may suffer or incur as a result of or relating to:

(a)

the breach of any representation or warranty made by TAG in this Agreement or any TAG Document or any allegation by a third party that, if true, would constitute such a breach;

(b)

the breach of any covenant or agreement made by TAG in this Agreement or any LMG Document or any allegation by a third party that, if true, would constitute such a breach;

(c)

any liability or obligation of TAG or that otherwise accrues or arises out of the operation or use of the Assets after the Effective Date including, but not limited to, any liability imposed by any taxing authority upon, or with respect to, TAG’s use or operation of the Assets after the Effective date; and

(d)

any Liability caused by TAG under the New Customer Contracts.

5.3

Survival.  The representations and warranties of LMG and TAG made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

5.4

Notice.  Any party entitled to receive indemnification under this Article V (the “Indemnified Party”) agrees to give prompt written notice to the party or parties required to provide such indemnification (the “Indemnifying Parties”) upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (a “Claim”), but the Indemnified Party’s failure to give such notice will not affect the obligations of the Indemnifying Party under this Article V except to the extent that the Indemnifying Party is materially prejudiced thereby.  Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.

5.5

Defense of Claims.  The Indemnifying Party may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related to such Claim, if (a) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Claim and provides reasonable evidence to the Indemnified Party of its financial ability to satisfy such obligation; (b) the Claim does not seek to impose any liability or obligation on the Indemnified Party other than for money damages; and (c) the Claim does not relate to the Indemnified Party’s relationship with its clients or employees.  If such conditions are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then (i) the Indemnifying Party will not be liable for any settlement of such Claim effected without its consent, which consent will not be unreasonably withheld; (ii) the Indemnifying Party may settle such Claim without the consent of the Indemnified Party; and (iii) the Indemnified Party may employ separate counsel and participate in the defense of such Claim, but the Indemnified Party will be responsible for the fees and expenses of such counsel unless (A) the Indemnifying Party has failed to adequately assume the defense of such Claim or to employ counsel with respect thereto or (B) in the reasonable opinion of the Indemnified Party a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party.  If such conditions are not satisfied, the Indemnified Party may assume and control the defense of the Claim.

ARTICLE VI

MISCELLANEOUS

6.1

Notices.  All notices which are required to be given pursuant to this Agreement shall be in writing and shall be delivered by  first class mail postage prepaid,  sent by overnight express or similarly recognized overnight delivery with receipt acknowledged or by facsimile, with a copy thereof sent by one of the other means.  Notices shall be deemed to have been given at the time delivered and shall be addressed as follows or to such other address as a party may designate by proper notice hereunder:

if to TAG:	with copies to:
Transaction Applications Group, Inc. 421 South 9th Street, Suite 222 Lincoln, Nebraska 68508 Attention: President	Perot Systems Corporation 2300 West Plano Parkway Plano, Texas 75075 Attn: Thomas D. Williams

if to LMG: Legacy Marketing Group, Inc. 2090 Marina Avenue Petaluma, CA 94954 Attention: President	with copies to: Stokes Lazarus & Carmichael LLP 80 Peachtree Park Drive N.E. Atlanta, GA 30309 Attention: Michael Ernst, Esquire

6.2

Attorneys’ Fees and Costs.  Each of the parties hereto shall, whether or not the transactions contemplated hereby are consummated, bear its own attorneys’, accountants’,  or other fees, costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereunder.  If attorneys’ fees or other costs are incurred to secure performance of any obligations under this Agreement, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith.

6.3

Further Assurances.  Each party agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement.  Without limiting the foregoing, LMG will execute and deliver to TAG such further instruments of conveyance and transfer as TAG may reasonably request in order more effectively to convey and transfer the Assets and the Business to TAG and to put TAG in operational control of the Business, or for aiding, assisting, collecting, and reducing to possession any of the Assets and exercising rights with respect to the Assets.

6.4

Brokers.  Each party to this Agreement represents to the other party that it has not incurred and will not incur any liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated by this Agreement, and agrees that it will indemnify and hold harmless the other party against any claim for brokerage and finders’ fees or agents’ commissions in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

6.5

Counterparts.  This Agreement may be executed in one or more counterparts for the convenience of the parties, all of which together will constitute one and the same instrument.

6.6

Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.  Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any party hereto because such party or its legal counsel drafted this Agreement or such provision.

6.7

Successors and Assigns; Assignment.  This Agreement will bind and inure to the benefit of the parties named in this Agreement and their respective successors and assigns.  Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated by LMG or TAG without the prior written consent of the other party and any purported assignment or delegation will be null and void; except that TAG may assign its rights under this Agreement to any direct or indirect wholly-owned subsidiary of Perot Systems Corporation.  This Agreement is not intended to confer any rights or benefits on any Person other than the parties to this Agreement, and to the extent provided in Article V, the TAG Parties.

6.8

Entire Agreement.  This Agreement, the LMG Documents and TAG Documents, and the related documents contained as Exhibits to this Agreement or expressly contemplated by this Agreement contain the entire understanding of the parties relating to the subject matter of this Agreement and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter of this Agreement.  This Agreement may not be modified or amended except in writing signed by the party against whom enforcement is sought.  All statements of LMG contained in any schedule, certificate, or other writing required under this Agreement to be delivered in connection with the transactions contemplated by this Agreement will constitute representations and warranties of LMG under this Agreement.  The Exhibits to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law, or in equity.

6.9

Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants under this Agreement, including its failure to take all required actions on its part necessary to consummate the transactions contemplated by this Agreement, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations under this Agreement.

6.10

Governing Law.  This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of Georgia, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

6.11

Media Releases.  Except for any announcement intended solely for internal distribution by a party or any disclosure required by legal, accounting, or regulatory requirements beyond the reasonable control of the party, all media releases, public announcements, or public disclosures (including, but not limited to, promotional or marketing material) by a party, its affiliates, employees or agents relating to this Agreement or its subject matter, or including the name, trade name, trade mark, or symbol of a party or any Affiliate of a party, shall be coordinated with and approved in writing by that party prior to the release thereof.

6.12

Partial Invalidity.   Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained in this Agreement will, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such provision will be ineffective to the extent, but only to the extent, of such invalidity, illegality, or unenforceability without invalidating the remainder of such invalid, illegal, or unenforceable provision or provisions or any other provisions of this Agreement, unless such a construction would be unreasonable.

6.13

Certain Defined Terms.  As used in this Agreement, each of the following terms has the meaning given it below:

(a)

“Affiliate” means any entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, such entity.

(b)

“Control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)

“Taxes” means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto.

(d)

“TPA Services” means third party administration and related services including the services, functions and responsibilities to be performed under the New Customer Contracts.  TPA Services shall not include (i) marketing (including activities such as product development, product pricing, marketing material development or outreach sales support), underwriting or actuarial services of the types performed by LMG prior to the Effective Date or (ii) marketing-related services normally provided by a wholesaler or managing general agent (MGA) that are not normally marketed in the industry as a stand-alone service by third party administrators (e.g., scrubbing applications but not 1035 exchanges, transfer collection services and billing and premium collection provided for a fee).

6.14

Certain Additional Defined Terms.  The following terms are used in this Agreement as defined in the Sections set forth opposite such terms:

Defined Term	Section Reference
Agreement	Preamble
Assets	Section 1.1
Assumed Contracts	Section 1.1
Assumed Liabilities	Section 1.5
Business	Background
Claims	Section 5.4
Closing	Section 1.4
Confidential Information	Section 4.9
Disclosure Schedule	Section 2.18
Effective Date	Preamble
Financial Statements	Section 2.7(a)
Governmental Body	Section 2.6
Hire Date	Section 4.1(c)
Indemnified Parties	Section 5.4
Indemnifying Parties	Section 5.4
Intellectual Property	Section 2.17
Latest Balance Sheet	Section 2.7(a)
Laws	Section 2.7
Liabilities	Section 1.2
Licensed Assets	Section 4.5(a)
Liens	Section 2.3
Lease	Section 1.5(g)
LMG	Preamble
LMG Documents	Section 2.2
Losses	Section 5.1
New Customers	Section 1.5(d)
New Customer Contracts	Section 1.5(d)
Permits	Section 2.7
Person	Section 2.7
PSC	Section 1.5(h)
Purchase Price	Section 1.3
Real Property	Section 1.5(g)
RHC	Section 1.5(g)
Subcontracts	Section 1.5(f)
TAG	Preamble
TAG Documents	Section 3.2
TAG Parties	Section 5.1
Terminated Customers	Section 1.5(f
Transitioned Personnel	Section 4.1(a)
Secondment Period	Section 4.1(c)

6.15

Construction.  Unless herein otherwise provided, or unless the context shall otherwise require, references to Articles, Sections, and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement.  Each reference herein to an Exhibit refers to the item identified separately in writing by the parties hereto as the described Exhibit to this Agreement.  Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  The term “or” will not be interpreted as excluding any of the items described.  The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.

SPACE BELOW INTENTIONALLY BLANK – SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

LEGACY MARKETING GROUP, INC.

TRANSACTION APPLICATIONS GROUP, INC.

By:                    /s/  R. Preston Pitts

By:                   /s/  John Vonesh

Printed Name:   R. Preston Pitts

Printed Name:   John Vonesh

Title:                  President

Title:                  President